VONTOBEL USA INC.

                                 CODE OF ETHICS

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                                TABLE OF CONTENTS

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
         1.       STATEMENT OF GENERAL PRINCIPLES
         1.1      Adherence to Ethical Standards of Vontobel Group                               1
         1.2      Compliance with Applicable U.S. Legislation                                    1
         1.3      General Principles                                                             2

         2.       DEFINITIONS                                                                    2-3

         3.       PRINCIPLES FOR DOING BUSINESS                                                  3
         3.1      Confidentiality                                                                3
         3.2      Conflicts of Interest                                                          4
         3.3      Service as a Director                                                          4
         3.4      Personal Fiduciary Appointments                                                4
         3.5      Service on Civic and Charitable Organizations                                  4
         3.6      Fees to Consultants and Agents                                                 4
         3.7      Personal Benefits                                                              4
         3.8      Personal Fees and Commissions                                                  5
         3.9      Dealings with Suppliers                                                        5
         3.10     Borrowing                                                                      5
         3.11     Political Contributions                                                        5
         3.12     Duty to Report Violations or Potential Conflicts of Interest                   5
         3.13     Full Disclosure                                                                5

         4.       PERSONAL SECURITIES TRANSACTIONS

         4.1      Summary                                                                        5-6
         4.2      Prohibited and Restricted Transactions                                         6
         4.3      Blackout Period                                                                7
         4.4      Short-Term Trading                                                             7
         4.5      Prior Written Clearance of Personal Securities Trades                          8-9
                  and Full Disclosure of Securities Holdings

         5.       INSIDER TRADING                                                                9
         5.1      Policy Statement                                                               10
         5.2      Elements of Insider Trading                                                    10-11
         5.3      Penalties for Insider Trading                                                  11
         5.4      Procedures                                                                     11-12
         5.5      Supervision                                                                    12-14

         Appendix A   Company Charter of the Vontobel Group
         Appendix B   Excerpts from cited SEC legislation
         Appendix C   Officers authorized to approve trades
         Appendix D   Personal securities trading authorization form
         Appendix E   Initial, quarterly and annual report forms
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                                VONTOBEL USA INC.

                                 CODE OF ETHICS

1.       STATEMENT OF GENERAL PRINCIPLES

1.1      ADHERENCE TO ETHICAL STANDARDS OF VONTOBEL GROUP

         The emphasis placed on the observance of the highest ethical standards by the Vontobel Group's management is well known to the Swiss financial marketplace. The cornerstones of its standing in the financial community are its integrity and, as a predominantly family-controlled organization, its independence from commercial considerations that could lead it to place its own interest before that of its clients. As a subsidiary of Vontobel Holding, Vontobel USA is held to the same standards of ethical conduct that govern the business activities of the Vontobel Group. The Company Charter of the Vontobel Group is attached hereto as APPENDIX A and incorporated herein by reference.

1.2      COMPLIANCE WITH APPLICABLE US LEGISLATION

         As an investment adviser registered with the US Securities and Exchange Commission (SEC), Vontobel USA is subject to the provisions of the Investment Advisers Act of 1940 (the "Advisers Act"). Section 206 of the Advisers Act provides that it shall be unlawful for any investment adviser:

         (1) to employ any device, scheme, or artifice to defraud any client or prospective client;

         (2) to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

         (3) acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction;

         (4) to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

         Vontobel USA is also subject to certain provisions of the Investment Company Act of 1940 with respect to fraudulent trading, as discussed in
         Section 4 hereunder, and the Insider Trading and Securities Fraud Enforcement Act of 1988, as discussed in Section 5 hereunder.

         Vontobel Personnel shall at all times comply with these and all other laws and regulations that may be applicable to Vontobel USA's business. In some instances, where such laws and regulations may be ambiguous and difficult to interpret, Vontobel Personnel shall seek the advice of Vontobel USA's management, who shall obtain the advice of outside counsel as is necessary to comply with this policy of observance of all applicable laws and regulations. Excerpts from the securities legislation cited above are provided in APPENDIX B.

1.3      GENERAL PRINCIPLES

         This Code of Ethics is based on the following principles:


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         (a)      The officers, directors and employees of Vontobel USA owe a fiduciary duty to all Vontobel Clients and, therefore, must at all times place the interests of Vontobel Clients ahead of their own.

         (b) Vontobel Personnel shall avoid any conduct that could create any actual or potential conflict of interest, and must ensure that their personal securities transactions do not in any way interfere with, or appear to take advantage of, the portfolio transactions undertaken on behalf of Vontobel Clients.

         (c) Vontobel Personnel shall not take inappropriate advantage of their positions with Vontobel USA to secure personal benefits that would otherwise be unavailable to them.

         It is imperative that all Vontobel Personnel avoid any situation that might compromise, or call into question, the exercise of fully independent judgment in the interests of Vontobel Clients. All Vontobel Personnel are expected to adhere to these general principles in the conduct of the firm's business, even in situations that are not specifically addressed in this Code's provisions, procedures and restrictions. Serious and/or repeated violations of this Code may constitute grounds for dismissal.

2.       DEFINITIONS

         For purposes of this Code:

         "Beneficial Ownership" and "Beneficial Owner(s)" shall be as defined in
         Section 16 of the Securities Exchange Act of 1934, which, generally speaking, encompasses those situations where the Beneficial Owner has the right to enjoy some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner (see APPENDIX B). This would include:

         (a) securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;

         (b) securities held in the name of a member of his or her immediate family or any adult living in the same household;

         (c) securities held by a trustee, executor, administrator, custodian or broker;

         (d) securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

         (e) securities held by a corporation which can be regarded as a personal holding company of a person; and

         (f) securities recently purchased by a person and awaiting transfer into his or her name.

         The "Corporation" shall mean Vontobel USA Inc.

         "Security" shall have the meaning set forth in Section 202(a)(18)of the Investment Advisers Act of 1940 (see APPENDIX B), IRRESPECTIVE OF WHETHER THE ISSUER IS A US OR NON-US ENTITY AND WHETHER THE SECURITY IS BEING HELD BY A US OR NON-US CUSTODIAN OR, DIRECTLY OR INDIRECTLY, IN PERSONAL CUSTODY; except that it shall NOT include:

         - shares of registered open-end investment companies (mutual funds),

         -      shares of an investment club account


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         -      securities issued by the US Government or US federal agencies that are direct obligations of the US

         - bankers' acceptances, bank certificates of deposits and commercial paper.

         THE FOLLOWING ARE EXPRESSLY DEEMED TO BE SECURITIES SUBJECT TO THIS
         CODE:

         -      securities issued by any foreign government or agency thereof

         -      futures or options on futures

         -      corporate bonds

         -      closed-end investment funds.

         "Purchase or sale of a security" shall include the writing of an option to purchase or sell a security.

         A security is "being considered for purchase or sale" or is "being purchased or sold" when a recommendation to purchase or sell the security by a Vontobel USA portfolio manager is under serious consideration or has already been made and the transaction executed.

         "Vontobel Client(s)" shall mean both individual and institutional clients (including corporations, investment companies, trusts, endowments, foundations and other legal entities), whether resident or non-US-resident, for whom Vontobel USA provides investment supervisory services (discretionary management) or manages investment advisory accounts not involving investment supervisory services (non-discretionary management).

         "Vontobel Employee(s)" shall include officers and employees of the Corporation.

         "Vontobel Personnel" shall include officers, employees and directors of the Corporation.

3.       PRINCIPLES FOR DOING BUSINESS

3.1      CONFIDENTIALITY

         Confidentiality is a fundamental principle of the investment management business. Vontobel Employees must maintain the confidential relationship between the Corporation and each of its Clients. Confidential information such as the identity of Vontobel Clients and the exent of their account relationship, must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of the Corporation's business. To the extent possible, all information concerning Vontobel Clients and their accounts shall be shared among Vontobel Employees on a strictly need-to-know basis. In this regard, Vontobel Employees shall be careful not to divulge to their colleagues or any third party any information concerning a Vontobel Client that could be considered "inside information", as that term is defined in Section 5 hereof.

3.2      CONFLICTS OF INTEREST

         It shall be the first obligation of every Vontobel Employee to fulfill his or her fiduciary duty to Vontobel Clients. No Vontobel Employee shall undertake any outside employment, or engage in any personal business interest, that would interfere with the performance of this fiduciary duty. No Vontobel Employee may act on behalf of the Corporation in any transaction involving persons or organizations with whom he or she, or his or her family, have any significant connection or financial interest. In any closely held enterprise, even a modest financial interest held by the Vontobel Employee, or any member of his or her family, should be viewed as significant.

3.3      SERVICE AS AN OUTSIDE DIRECTOR

         No Vontobel Employee shall become a director or any official of a business organized for profit without first obtaining written approval from the Board of Directors of the Corporation based upon its


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         determination that such board service would not be inconsistent with the interests of the Corporation and its Clients.

3.4      PERSONAL FIDUCIARY APPOINTMENTS

         No Vontobel Employee shall accept a personal fiduciary appointment without first obtaining the written approval of the Board of Directors of the Corporation, unless such appointment results from a close family relationship.

3.5      SERVICE ON CIVIC AND CHARITABLE ORGANIZATIONS

         The Corporation encourages its employees to participate in local civic and charitable activities. In some cases, however, it may be improper for a Vontobel Employee to serve as a member, director, officer or employee of a municipal corporation, agency, school board, or library board. Such service is appropriate when adequate assurances, in writing, are first given to the Corporation that business relationships between the Corporation and such entities would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest.

3.6      FEES TO CONSULTANTS AND AGENTS

         Any and all fees and payments, direct or indirect, to consultants, agents, solicitors and other third-party providers of professional services must be approved by the Chief Executive Officer prior to conclusion of any formal arrangements for services. No remuneration or consideration of any type shall be given by any Vontobel Employee to any person or organization outside of a contractual relationship that has received the prior approval of the Chief Executive Officer.

3.7      PERSONAL BENEFITS

         No Vontobel Employee, or member of his or her family, may accept a personal gift, benefit, service, form of entertainment or anything of more than DE MINIMIS value ("gift") from Vontobel Clients, suppliers, service providers, brokers and all other parties with whom the Corporation has contractual or other business arrangements if such gift is made because of the recipient's affiliation with the Corporation or with a Vontobel Employee. Any Vontobel Employee who receives a gift of more than DE MINIMIS value, or a gift with an unclear status under this
         Section 3.7, shall promptly notify the Compliance Officer and may accept the gift only upon the latter's written approval. The Compliance Officer shall determine whether the gift shall be retained by the Vontobel Employee or member of his or her family, returned to the donor, or donated without tax deduction to a charitable organization selected by the Compliance Officer, subject to the approval of the Chief Executive Officer.

3.8      PERSONAL FEES AND COMMISSIONS

         No Vontobel Employee shall accept personal fees, commissions or any other form of remuneration in connection with any transactions on behalf of the Corporation or any of its Clients.

3.9      DEALINGS WITH SUPPLIERS

         Vontobel Employees shall award orders or contracts to outside suppliers on behalf of the Corporation solely on the basis of merit and competitive pricing, without regard to favoritism or nepotism.

3.10     BORROWING

         No Vontobel Employee, or member of his or her family, may borrow money from any Vontobel Client or any of the Corporation's suppliers, service providers, brokers and all other parties with whom the Corporation has contractual or other business arrangements under any circumstances.


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3.11     POLITICAL CONTRIBUTIONS

         Vontobel USA shall make no contributions to political parties or candidates for public office.

3.12     DUTY TO REPORT VIOLATIONS OR POTENTIAL CONFLICTS OF INTEREST

         The Corporation's management and Board of Directors must be informed at all times of matters that may constitute violations of this Code of Ethics, or that may be considered of fraudulent or illegal nature, or potentially injurious to the good reputation of the Corporation or the Vontobel Group. Vontobel Employees shall have a duty to report such events immediately to the Compliance Officer or the Chief Executive Officer or, if such events concern the Corporation's management, they should be reported to the Chairman.

3.13     FULL DISCLOSURE

         In responding to requests for information concerning the Corporation's business practices from the Corporation's internal or independent accountants and auditors, counsel, regulatory agencies or other third parties, Vontobel Employees shall be truthful in their communications and shall make full disclosure at all times.

4.       PERSONAL SECURITIES TRANSACTIONS

4.1      SUMMARY

         This Section 4 of the Code of Ethics is based on the recommendations of the Advisory Group on Personal Investing of the Investment Company Institute in its May 1994 report. The key provisions of this Code with respect to personal trading are summarized as follows:

         *   Prohibition on investing in initial public offerings
         *   Restrictions on investing in private placements
         *   Prior written clearance of personal trades
         *   Seven-day blackout period
         * Sixty-day ban on short-term trading profits of securities held, or likely to be held, in portfolios of Vontobel Clients
         *   Full disclosure of all securities trades and securities holdings

4.2      PROHIBITED AND RESTRICTED TRANSACTIONS

4.2.1 In addition to the prohibitions of Section 206 of the Advisers Act cited in Section 1.2 above, Vontobel USA is subject to the provisions of Rule 17j-1 under the Investment Company Act of 1940 (the "Company Act"). Rule 17j-1 requires investment advisers to investment companies to adopt written codes of ethics designed to prevent fraudulent trading and, further, to use reasonable diligence and institute procedures reasonably necessary to prevent violations of their code of ethics. Vontobel Employees shall not engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1.

         All Vontobel Employees are considered "access persons" as that term is defined under Rule 17j-1 of the Company Act. As may be required by the investment companies for which it acts as adviser or subadviser, Vontobel shall provide periodic reports with respect to the personal securities transactions of its access persons, as well as an annual compliance report.

         No Vontobel Employee shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, Beneficial Ownership and which, TO HIS/HER ACTUAL KNOWLEDGE AT THE TIME OF SUCH PURCHASE OR SALE, (i) is being considered for purchase or sale on

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         behalf of a Vontobel Client; or (ii) is being purchased or sold by a
         Vontobel Client; except that the prohibitions of this section shall not apply to:

         (a) purchases or sales which are nonvolitional on the part of any Vontobel Employee;

         (b) purchases which are part of an automatic dividend reinvestment or other plan established by any Vontobel Employee prior to the time the security involved came within the purview of this Code; and

         (c) purchases effected upon the rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.2.2 No Vontobel Employee shall acquire any securities in an initial public offering.

4.2.3 No Vontobel Employee shall acquire securities in a private placement WITHOUT THE PRIOR WRITTEN APPROVAL of the Compliance Officer or other officer designated by the Chief Executive Officer. In considering a request to invest in a private placement, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Vontobel Client, and whether the opportunity is being offered to a Vontobel Employee by virtue of his or her position with the Corporation.

4.3      BLACKOUT PERIOD*

4.3.1 No Vontobel Employee shall execute a securities transaction on a day during which Vontobel USA has a pending "buy" or "sell" order in that same security for a Vontobel Client or its own account until that order is executed or withdrawn.

4.3.2 Vontobel Employees are prohibited from purchasing or selling a security within seven (7) calendar days before or after the date on which a transaction in the same security is effected for a Vontobel Client.

         Should any Vontobel Employee make an authorized personal trade within such blackout period, the Compliance Officer (or, in his absence, any officer authorized to approve trades), shall, in his sole discretion and based on his assessment of the facts and circumstances surrounding such personal trade, determine whether it can be deemed to have benefited, or appear to have benefited, from the market effect of the trade for the Vontobel Client. If such officer so determines, the Vontobel Employee shall cancel the trade or promptly disgorge the imputed profit, if any, from his or her personal trade that shall have accrued between the date thereof and the trade date of the transaction in the same security for the Vontobel Client. Imputed profit shall in all cases mean the difference between the price at which the Vontobel Employee transacted and the price at which the trade for the Vontobel Client was transacted.

         The prohibitions of this section shall not apply to:

--------
* The purpose of the blackout period BEFORE a client trade is to address front-running violations that occur when personal trades are made shortly before a client trade and benefit from the market effect of that trade. The blackout period AFTER a client trade is intended to allow dissipation of the market effect of the client trade. It is also designed to prevent individuals from benefiting from a trade that is opposite the client trade (e.g., selling a security shortly after a purchase of the same security for a client boosted its price, or purchasing a security shortly after a sale of the same security for a client lowered its price).


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         (a)    purchases or sales which are nonvolitional on the part of either the Vontobel Employee or the Vontobel Client account;

         (b) purchases or sales which are part of an automatic dividend reinvestment or other plan established by Vontobel Employees prior to the time the security involved came within the purview of this Code; and

         (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.4      SHORT-TERM TRADING

         No Vontobel Employee shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities which are owned by a Vontobel Client or which are of a type suitable for purchase on behalf of Vontobel Clients, within sixty (60) calendar days. Any profits realized on such short-term trades must be disgorged and the profits will be paid to a charity selected by the Compliance Officer and the Chief Executive Officer. The Compliance Officer and any other officer authorized by the Chief Executive Officer to approve trades (see APPENDIX C) may permit exemptions to the prohibition of this section, on a case-by-case basis, when no abuse is involved and the circumstances of the subject trades, as they are best able to determine, support an exemption, and shall note the reason for any any such exemption on the trading authorization form (see 4.5.1. below).

4.5      PRIOR WRITTEN CLEARANCE OF PERSONAL SECURITIES TRADES
         AND FULL DISCLOSURE OF SECURITIES HOLDINGS

4.5.1 All Vontobel Employees shall obtain written authorization of their personal securities transactions prior to executing an order. A written request must be submitted to one of the officers listed in Appendix C, and such officer must give his written authorization prior to the Vontobel Employee's placing a purchase or sell order with a broker. Should such officer deny the request, he will give a reason for the denial. An approved request will remain valid for two (2) business days from the date of the approval.

         Should any Vontobel Employee make an unauthorized personal trade in a security, he or she may be obliged, without benefit of tax deduction, to promptly sell the position and/or disgorge any imputed or realized profit that shall have accrued between the date of such unauthorized personal trade and the date of disgorgement. Profits disgorged by Vontobel Employees pursuant to this Code shall be paid to a charity selected by the Compliance Officer and approved by the Chief Executive Officer.

         Attached hereto as APPENDIX D is the personal securities trading authorization form.

4.5.2 Vontobel Employees shall instruct their broker(s), including the Corporation's affiliate brokers, to supply the Compliance Officer, on a timely basis, with duplicate copies of confirmations of all personal securities transactions and copies of all periodic statements for all securities accounts containing securities in which Vontobel Employees have Beneficial Ownership.

4.5.3 Vontobel Personnel shall submit written reports on a quarterly basis (or at such lesser intervals as may be required from time to time) showing (i) all transactions in securities as defined herein in which they and their families have, or by reason of such transaction acquire, Beneficial Ownership, and (ii) the name of any covered securities account established during the quarter and the date the account was established.


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4.5.4    Every report to be made under subparagraph 4.5.3 above shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected. The report shall contain the following information concerning any transaction required to be reported therein:

         (a) the date of the transaction;
         (b) the title and number of shares;
         (c) the principal amount involved;

         (d) the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
         (e) the price at which the transaction was effected; and
         (f) the name of the broker, dealer or bank with or through whom the transaction was effected.

4.5.5    The Compliance Officer shall receive all reports required hereunder.

4.5.6 The Compliance Officer shall promptly report to the Corporation's Board of Directors (a) any apparent violation of the prohibitions contained in this Section 4 and (b) any reported transactions in a security which was purchased or sold by the Corporation for a Vontobel Client account within seven (7) days before or after the date of the reported transaction.

4.5.7 The Corporation's Board of Directors shall consider reports made to the Board of Directors hereunder and shall determine whether or not this
         Section 4 has been violated and what sanctions, if any, should be imposed.

4.5.8 This Code of Ethics, a copy of each report made by Vontobel Personnel, each memorandum made by the Compliance Officer hereunder, and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Compliance Officer, as required by Rule 17j-1 of the Company Act.

4.5.9 Vontobel Employees shall disclose their personal securities holdings to the Compliance Officer within ten (10) days of the commencement of employment.

4.5.10 Annually, Vontobel Personnel shall be required to certify that they have (a) read and understand the Code, and recognize that they are subject thereto; (b) instructed each financial institution through which they, or any member of their household, effect securities transactions to send duplicate copies of their account statements and trading confirmations to Vontobel; (c) complied with the requirements of the Code; (d) disclosed and reported all personal securities transactions required to be disclosed; and (e) disclosed all personal securities holdings. Such annual report and certification shall be submitted within fifteen (15) days of the end of the calendar year and shall be current as of a date no more than thirty (30) days before submission.

4.5.11 The Compliance Officer shall prepare an annual report to the Corporation's Board of Directors. Such report shall (a) include a copy of the Code of Ethics; (b) summarize existing procedures concerning personal investing and any changes in the Code's policies or procedures during the past year; (c) identify any violations of the Code; and (d) identify any recommended changes in existing restrictions, policies or procedures based upon the Corporation's experience under the Code, any evolving practices, or developments in applicable laws or regulations.

5.       INSIDER TRADING

         The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") requires that all investment advisers and broker-dealers establish, maintain and enforce written policies and procedures designed to detect and prevent the misuse of material nonpublic information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.


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         Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update and enforce them. Accordingly, Vontobel USA has adopted the following policy, procedures and supervisory procedures as an integral part of its Code of Ethics applicable to all of its officers, employees and directors (sometimes referred to herein as Vontobel Personnel).

5.1      POLICY

         The purpose of this Section 5 is to familiarize Vontobel Personnel with issues concerning insider trading and assist them in putting into context the policy and procedures on insider trading.


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         POLICY STATEMENT:

         No Vontobel Personnel may trade in a security, either personally or on behalf of Vontobel Clients, while in possession of material, nonpublic information regarding that security; nor may any officer, employee or director communicate material, nonpublic information to others in violation of the law. This conduct is commonly referred to as "insider trading". This policy extends to activities within and without the individual job functions of Vontobel Personnel and covers not only their personal transactions, but indirect trading by family, friends and others, or the nonpublic distribution of inside information from them to others. Any questions regarding the policy and procedures should be referred to the Compliance Officer.

         The term "insider trading" is not defined in federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or the communication of material nonpublic information to others who may then seek to benefit from such information.

         While the law concerning insider trading is not static and may undergo revisions from time to time, it is generally understood that the law prohibits:

         (a) trading by an insider, while in possession of material nonpublic information, or

         (b) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

         (c)    communicating material nonpublic information to others.

5.2      ELEMENTS OF INSIDER TRADING

5.2.1    WHO IS AN INSIDER?

         The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such service providers. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

5.2.2    WHAT IS MATERIAL INFORMATION?

         Trading on inside information can be the basis for liability when the information is material. In general, information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

5.2.3    WHAT IS NONPUBLIC INFORMATION?

         Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg electronic news reports, or in THE WALL STREET JOURNAL or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be "effectively" disseminated.)

5.2.4    LEGAL BASES FOR LIABILITY

         (a) FIDUCIARY DUTY THEORY: In 1980 the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a direct or indirect fiduciary relationship with the issuer or its agents. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading.

         (b) MISAPPROPRIATION THEORY: Another basis for insider trading liability is the "misappropriation theory", where liability is established when trading occurs on material on nonpublic information that was stolen or misappropriated from any other person.

5.3      PENALTIES FOR INSIDER TRADING

         Penalties for trading on or communicating material nonpublic information are severe, both for individuals and their employers. An individual can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation:

                * civil injunctions
                * treble damages
                * disgorgement of profits
                * jail sentences
                * fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

5.4.     PROCEDURES

         The following procedures have been established to aid Vontobel Personnel in avoiding insider trading, and to aid in preventing, detecting and imposing sanctions against insider trading. Vontobel Personnel must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have any questions about these procedures, you should consult the Compliance Officer.

5.4.1 IDENTIFYING INSIDE INFORMATION. Before trading for yourself or others, including Vontobel Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

         (a) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? If this information that would substantially affect the market price of the securities if generally disclosed?

         (b) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace, e.g., by being published electronically by Bloomberg, or in THE WALL STREET JOURNAL or other publications of general circulation?

         If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should report the matter immediately to the Compliance Officer. Until he has had an opportunity to review the matter, you should not (i) purchase or sell the security on behalf of yourself or others, including Vontobel Clients, and (ii) communicate the information to anyone, other than to the Compliance Officer. After the Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

5.4.2 PERSONAL SECURITY TRADING. Each officer, director and employee shall submit to the Compliance Officer, on a quarterly basis (or at such lesser intervals as may be required from time to time) a report of every securities transaction in which they, their families (including the spouse, minor children, and adults living in the same household), and trusts of which they are trustees or in which they have beneficial ownership have participated. The report shall include the name of the security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. Each officer, director and employee must also instruct their broker(s) to supply the Compliance Officer, on a timely basis, with duplicate copies of confirmations of all personal securities transactions and copies of all periodic statements for all securities accounts.

5.4.3 RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION. Any information in your possession that you identify as material and nonpublic may not be communicated other than in the course of performing your duties to anyone, including your colleagues at Vontobel USA, with the exception of the Compliance Officer as provided in subparagraph 5.4.1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be locked; access to computer files containing material nonpublic information should be restricted.

5.4.4 RESOLVING ISSUES CONCERNING INSIDER TRADING. If, after considerations of the items set forth in Section 5.2, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

5.5      SUPERVISION

         The supervisory role of the Compliance Officer is critical to the implementation and maintenance of this Statement on Insider Trading, and encompasses the following.

5.5.1    PREVENTION OF INSIDER TRADING

         To prevent insider trading, the Compliance Officer shall:

         * answer promptly any questions regarding the Statement on Insider Trading

         * resolve issues of whether information received by any officer, employee or director is material and nonpublic

         * update the Statement on Insider Trading and distribute amendments thereto, as necessary, to all officers, employees and directors

         * obtain an annual written acknowledgement from all officers, employees and directors that they have reviewed the Corporation's Code of Ethics, including the Statement on Insider Trading contained in this Section 5

         * when it has been determined that any officer, director or employee has material nonpublic information:

                  (i) implement measures to prevent dissemination of such information, and

                  (ii) if necessary, restrict officers, directors and employees from trading the securities.

5.5.2    DETECTION OF INSIDER TRADING

         To detect insider trading, the Compliance Officer shall:

         * review the trading activity reports filed quarterly by each officer, director and employee, as well as the duplicate confirmations and periodic account statements forwarded by their brokers, to ensure that no trading took place in securities in which the Corporation was in possession of material nonpublic information;

         * review the trading activity of the mutual funds and private account portfolios managed by the Corporation quarterly

         * coordinate, if necessary, the review of such reports with other appropriate officers, directors or employees of the Corporation.

5.5.3    SPECIAL REPORTS TO MANAGEMENT

         Promptly upon learning of a potential violation of the Statement on Insider Trading, the Compliance Officer shall prepare a written report to the Chief Executive Officer and the Board of Directors of the Corporation and, if the violation occurred with respect to an investment company client, provide a copy of such report to the Board of Directors of the investment company concerned.

5.5.4    ANNUAL REPORTS

         On an annual basis, the Compliance Officer shall prepare a written report to the Corporation's Board of Directors setting forth the following:

         * a summary of the existing procedures to detect and prevent insider trading;

         * full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

         * an evaluation of the current procedures and any recommendations for improvement.

         An annual compliance report shall be furnished to the Board of Directors of the investment companies to which the Corporation acts as investment adviser or subadviser.

                                VONTOBEL USA INC.

                AUTHORIZATION OF PERSONAL SECURITIES TRANSACTION

SUBMIT A SEPARATE AUTHORIZATION FOR EACH ACCOUNT IN WHICH A TRANSACTION IS INTENDED.

I request prior written authorization to make a transaction in the following security for my personal account(s), for which I have instructed duplicate trade confirmations and statements to be mailed to Vontobel USA:

Name of security_______________ No. of shares_______ Purchase____ Sale_____ Broker (personal a/c) _________ Broker (personal IRA a/c) _________
Broker (family a/c)   _________  Broker (Schwab pension a/c) _________

Held in any Vontobel Client portfolio(s):         Yes_____        No_____
(If yes, identify:____________________________________________________________)

Exemption to prohibition on short-term trading:_________________________________

1. I have no knowledge of an intended or pending purchase or sale of the above security in any Vontobel Client portfolio. If Vontobel USA places a trade in this security in any Vontobel Client portfolio within a 7-day period following the trade date of the transaction hereby authorized, I acknowledge that:

         Pursuant to Section 4.3 of the Code of Ethics, the Compliance Officer (or, in his absence, any officer authorized to approve trades) shall, based on his assessment of the facts and circum-stances surrounding the trade hereby authorized, determine whether I shall be obliged to cancel the transaction or disgorge any imputed or realized profit that shall have accrued between the date of my personal trade and that effected by Vontobel USA for a Vontobel Client.

2. If the officer to whom I submit this request determines that the above trade would contravene the Code of Ethics, I undertake to abide by his decision.

3. I have received and read the policies with respect to reporting of securities transactions and insider trading in the Code of Ethics, and I am aware that violation of such policies may represent cause for dismissal.

4. THIS AUTHORIZATION IS VALID FOR TWO BUSINESS DAYS ONLY. If the trade hereby authorized is not effected within two days of the date hereof, I acknowledge that I shall be obliged to obtain a new authorization, and that if I fail to do so, I shall be considered to have placed an unauthorized trade.

Date:_____________________          Employee Signature:_______________________

                                    Authorization:     _______________________

Comments:

                                VONTOBEL USA INC.

                      INITIAL REPORT OF SECURITIES HOLDINGS

To the Compliance Officer of Vontobel USA:

1. I hereby acknowledge receipt of a copy of Vontobel USA's Code of Ethics.

2. I have read and understand the Code of Ethics and recognize that I am subject thereto.

3. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship that may involve Vontobel USA or a Vontobel Client, such as any economic relationship between my transactions and securities held or to be acquired by Vontobel USA on behalf of a Vontobel Client.

4. As of the date below I had a direct or indirect Beneficial Ownership in the following securities:

         _____  AS REPORTED ON THE ATTACHED STATEMENT(S)

         AND/OR:

         _____  AS INDICATED BELOW:

                     No. of    Principal      Broker/      Type of Interest
         Security    Shares    Amount         Dealer      (Direct / Indirect)
         --------    ------    ---------      -------     -------------------

Date:_________________                   Signature:__________________________

                                         Print Name:_________________________

                                VONTOBEL USA INC.

                       ANNUAL CERTIFICATION OF COMPLIANCE

                      AND DISCLOSURE OF SECURITIES HOLDINGS

To the Compliance Officer of Vontobel USA:

1. I hereby acknowledge that I have read and understand the Code of Ethics and recognize that I am subject thereto.

2. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship that may involve Vontobel USA or a Vontobel Client, such as any economic relationship between my transactions and securities held or to be acquired by Vontobel USA on behalf of a Vontobel Client.

3. I certify that I have instructed each financial institution with whom I, or any member of my household, effects securities transactions (as defined in the Code) to send duplicate copies of brokerage statements and trading confirmations to Vontobel USA.

4. I have disclosed and reported all personal securities transactions required to be disclosed.

5. As of December 31, ______, I had a direct or indirect Beneficial Ownership in the following securities:

         _____    AS REPORTED ON DUPLICATE STATEMENTS FORWARDED TO VONTOBEL USA

         AND/OR:

         _____  AS INDICATED BELOW :

         Date of           No. of           US$ Amount                 Purchase,
Security Transaction       Shares           of Transaction             Sale, Other      Price    Broker/Dealer
--------------------       ------           --------------             -----------      -----    -------------






Date:_________________                  Signature:__________________________

                                        Print Name:_________________________

                                VONTOBEL USA INC.

          SECURITIES TRANSACTIONS REPORT FOR CALENDAR QUARTER: Q4 2000

To the Compliance Officer of Vontobel USA:

         With regard to transactions in securities of which I, or a member of my household, had, or by reason of such transaction acquired, direct or indirect Beneficial Ownership during the quarter, and which are required to be reported pursuant to the Code of Ethics of Vontobel USA:

         _____ DETAILS OF ALL TRANSACTIONS HAVE BEEN REPORTED ON DUPLICATE STATEMENTS FORWARDED TO VONTOBEL USA

                  AND/OR:

         _____    ARE INDICATED BELOW:

                                                                                                          If New
                                                     Principal         Purchase/                          Account:
                  Date of           No. of           Amount of         Sale/            Broker/           Opening
Security          Transaction       Shares   Price   Transaction       Other            Dealer            Date
------------------------------------------------------------------------------------------------------------------





Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship that may involve Vontobel USA or a Vontobel Client, such as the existence of any economic relationship between my transactions and securities held or to be acquired by Vontobel USA on behalf of a Vontobel Client.

Date:_________________             Signature:__________________________

                                   Print Name:_________________________